Exhibit 99.1

FOR IMMEDIATE RELEASE

IRONWOOD PHARMACEUTICALS PROVIDES

THIRD QUARTER 2014 INVESTOR UPDATE

— Strong LINZESS® (linaclotide) demand: total prescription growth of 22% and sequential U.S. net product sales growth of 27% —

— Four mid- to late-stage linaclotide clinical trials expected by year end 2014 —

— Enrollment completed in IW-3718 Phase IIa clinical trial in refractory GERD;
data expected in early 2015 —

— Phase IIa clinical trial for IW-9179 in gastroparesis expected to initiate by year end 2014 —

CAMBRIDGE, Mass., November 4, 2014 — Ironwood Pharmaceuticals, Inc. (NASDAQ: IRWD) today provided an update on its third quarter 2014 and recent business activities. The company continued to grow sales of LINZESS, advance its pipeline of investigational medicines for gastrointestinal (GI) disorders, and manage expenses.

“During the third quarter, we made significant progress across all aspects of our business. With continued strong prescription demand, we now expect the LINZESS brand to be profitable going forward and to deliver significant cash flows to the company into at least 2031,” said Peter Hecht, chief executive officer of Ironwood. “We also continue to advance our innovative pipeline and by the end of 2014 expect to have four mid- to late-stage linaclotide clinical trials ongoing with our partners and two wholly-owned programs in ongoing mid-stage clinical trials, with important data readouts beginning early next year.”

Third Quarter 2014 and Recent Highlights

LINZESS® (linaclotide)

•                  LINZESS U.S. net product sales, as provided by Actavis plc, were $79.7 million in the third quarter of 2014, an increase of approximately 27% quarter over quarter. There was an approximately $8 million unfavorable impact to U.S. net sales as a result of a change in accounting methodology following the integration of Forest Laboratories, Inc. into Actavis, and a decrease in wholesaler inventory levels during the quarter. Details include:

•                  Gross-to-net adjustments for the third quarter of 2014 were approximately 30% as compared to approximately 23% in the second quarter of 2014. Beginning in the third quarter of 2014, certain costs related to LINZESS co-pay assistance programs, such as the LINZESS Instant Savings Program, are being recognized as gross-to-net adjustments in conformity with Actavis’s accounting methodology. Prior to the third quarter of 2014, these costs were recorded as sales and marketing expenses.

•                  Wholesaler inventory levels at the end of the third quarter decreased half a week from the end of the second quarter to the lower end of the two to three week range. Wholesaler inventory levels are expected to be in the two to three week range going forward.

•                  Effective July 1, 2014, Ironwood and Actavis increased the wholesale acquisition cost of LINZESS by 9.5% to its current price of $8.43 per capsule.

•                  Approximately 400,000 total LINZESS prescriptions were filled in the third quarter of 2014, an increase of approximately 22% quarter over quarter, and over 1.5 million LINZESS prescriptions have been filled since the product’s launch in December 2012, according to IMS Health.

•                  More than 70% of people with commercial insurance or Medicare Part D plans had unrestricted access to LINZESS as of September 2014. Additionally, as of September 2014, approximately 75% of people with commercial insurance had a co-pay of $30 or less for LINZESS, through formulary coverage or the LINZESS Instant Savings Program.

•                  More than 95,000 healthcare practitioners have prescribed LINZESS to more than 440,000 unique patients since the product’s launch, according to IMS Health.

Research & Development

•                  Ironwood and Actavis continue to evaluate opportunities to strengthen linaclotide’s clinical utility in its indicated population, as well as expand linaclotide into additional approved indications, populations and formulations. The companies initiated two clinical trials in support of this strategy:

•                  A randomized, double-blind, placebo-controlled Phase III clinical trial assessing the efficacy and safety of linaclotide in a once-daily 72 mcg dose in adult patients with chronic idiopathic constipation (CIC). If approved, the 72 mcg dose and the currently approved 145 mcg dose would provide a broader range of treatment options to physicians and the up to 35 million adult patients in the U.S. suffering from CIC. Data from this trial are expected in 2016.

•                  A randomized, double-blind, placebo-controlled Phase II clinical trial evaluating linaclotide for the treatment of adults suffering from opioid-induced constipation (OIC). It is estimated that more than 8 million people in the U.S. suffer from OIC. Data from this trial are expected in the second half of 2015.

•                 Ironwood continued to leverage its GI and guanylate cyclase expertise to advance its pipeline of product candidates designed to address unmet needs across the upper and lower GI tract. Additionally, Ironwood is investigating multiple candidates within its soluble guanylate cyclase (sGC) program. Development highlights during the third quarter and recent period include:

•                  Completed enrollment in a Phase IIa clinical study evaluating IW-3718, an investigational gastric retentive bile acid sequestrant for adults with gastroesophageal reflux disease (GERD) symptoms who have not responded adequately to treatment with a proton pump inhibitor (PPI). There are an estimated 7 million Americans who suffer from symptoms of GERD despite treatment with a PPI, the current standard of care. Data from this trial are expected in early 2015.

•                  Filed an investigational new drug application with the U.S. Food and Drug Administration for IW-9179, a guanylate cyclase-C (GC-C) agonist designed to target the upper GI tract. In the fourth quarter of 2014, the company plans to initiate a Phase IIa clinical study evaluating the ability of IW-9179 to provide relief of gastroparesis symptoms. Gastroparesis is an upper GI disorder that affects an estimated 9 million Americans and is characterized by nausea, vomiting, bloating, early satiety and pain. Data from this trial are expected in the first half of 2016.

•                  Continued to advance the sGC program targeting multiple severe cardiovascular diseases. As part of these efforts, Ironwood expects to advance its first sGC candidate, IW-1973, into clinical development early in the first half of 2015.

Global Partnerships for Linaclotide

•                  Astellas Pharma Inc. initiated a double-blind, randomized, placebo-controlled Phase III clinical trial of linaclotide in adult patients with irritable bowel syndrome with constipation (IBS-C) in Japan, with patient enrollment expected to begin in the coming weeks. Under the terms of Ironwood’s license agreement with Astellas, Ironwood will earn a $15 million development milestone payment upon enrollment of the first patient. Astellas expects to complete the Phase III trial in 2016. In addition, Astellas now plans to expand its development of linaclotide in Japan and is entering into a Phase II clinical trial with linaclotide in adults with chronic constipation.

•                  Ironwood and AstraZeneca AB continue to enroll patients in a Phase III clinical trial of linaclotide in adults with IBS-C for China. Data from this trial are now expected in the second half of 2015 and, if approved by the China Food and Drug Administration, the companies anticipate that linaclotide could be commercialized in China in 2017.

•                  Almirall, S.A. continues to commercialize CONSTELLA® in Europe, where it is approved for adult patients with moderate to severe IBS-C and is available in 10 European countries, including the United Kingdom, Italy and Spain.

Corporate and Financials

•                  Collaborative Arrangements Revenue. Collaborative arrangements revenue was approximately $16.9 million in the third quarter of 2014 compared with approximately $6.8 million in the second quarter of 2014. Revenue consisted of $13.5 million in revenue associated with Ironwood’s share of the net profits and losses from the sales of LINZESS in the U.S., as well as $3.4 million related to the amortization of deferred revenue associated with consideration received from Ironwood’s collaboration with Astellas, revenue recognized in connection with the collaboration with AstraZeneca, and royalty payments based on sales of linaclotide in other territories outside of the U.S.

•                  Operating Expenses. Operating expenses were approximately $53.6 million in the third quarter of 2014, as compared to approximately $51.4 million in the second quarter of 2014.  Operating expenses consisted of approximately $25.1 million in research and development (R&D) expenses, which included $2.2 million in non-cash share-based compensation expense, and approximately $28.5 million in selling, general and administrative (SG&A) expenses, which included $3.4 million in non-cash share-based compensation expense.

•                  Interest Expense. Interest expense was approximately $5.3 million in the third quarter of 2014 in connection with the $175 million debt financing executed in January 2013.

•                  Net Loss. Net loss was approximately $42.0 million, or $0.30 per share, in the third quarter of 2014, as compared to approximately $60.4 million, or $0.44 per share, in the second quarter of 2014.

•                  Cash Position. Ironwood ended the third quarter of 2014 with approximately $265 million of cash, cash equivalents and available-for-sale securities. Ironwood used approximately $39 million of cash for operations during the third quarter of 2014, as compared to approximately $36 million in the second quarter of 2014.

•                  2014 Financial Guidance. Ironwood today updated its financial guidance for 2014.

•                  Total operating expenses are now expected to be in the lower end of the previously-guided range of $215 million to $245 million. This guidance is based upon the Company’s expectation of $105 million to $120 million in R&D expenses and $110 million to $125 million in SG&A expenses, both of which are expected to be in the lower end of their ranges. Non-linaclotide R&D expenses are expected to be approximately 45% of total R&D expenses.

•                  In addition, Ironwood now expects its combined Actavis and Ironwood total 2014 marketing and sales expenses for LINZESS to be in the lower to mid-range of the previously-guided $240 million to $270 million.

Conference Call Information

Ironwood will host a conference call and webcast at 4:30 p.m. Eastern Time, on Tuesday, November 4, to discuss its third quarter 2014 and recent business activities. Individuals interested in participating in the call should dial (877) 643-7155 (U.S. and Canada) or (914) 495-8552 (international) using conference ID number 19055251. To access the webcast, please visit the Investors section of Ironwood’s website at www.ironwoodpharma.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required. The call will be available for replay via telephone starting at approximately 7:30 p.m. Eastern Time, on November 4, running through 11:59 p.m. Eastern Time on November 11, 2014. To listen to the replay, dial (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (international) using conference ID number 19055251. The archived webcast will be available on Ironwood’s website for 14 days beginning approximately one hour after the call has completed.

About LINZESS (linaclotide)

LINZESS® is the first and only guanylate cyclase-C (GC-C) agonist approved by the FDA and is indicated for the treatment of both irritable bowel syndrome with constipation (IBS-C) and chronic idiopathic constipation (CIC) in adults. LINZESS is a once-daily capsule that helps relieve the abdominal pain and constipation associated with IBS-C, as well as the constipation, infrequent stools, hard stools and incomplete evacuation associated with CIC. The recommended dose is 290 mcg for IBS-C patients and 145 mcg for CIC patients.  LINZESS should be taken at least 30 minutes before the first meal of the day.

LINZESS is thought to work in two ways based on nonclinical studies. LINZESS binds to the GC-C receptor locally, within the intestinal epithelium. Activation of GC-C results in increased intestinal fluid secretion and accelerated transit and a decrease in the activity of pain-sensing nerves in the intestine. The clinical relevance of the effect on pain fibers, which is based on nonclinical studies, has not been established.

In placebo-controlled Phase III clinical trials of more than 2,800 adults, LINZESS was shown to reduce abdominal pain in IBS-C patients and increase bowel movement frequency in both IBS-C patients and CIC patients. Improvement in abdominal pain and constipation occurred in the first week of treatment and was maintained throughout the 12-week treatment period. Maximum effect on abdominal pain was seen at weeks 6-9 and maximum effect on constipation occurred during the first week. When a subset of LINZESS-treated patients in the trials were switched to placebo, they reported their symptoms returned toward pretreatment levels within one week, while placebo-treated patients switched to LINZESS reported symptom improvements. LINZESS is contraindicated in pediatric patients under 6 years of age. The use of LINZESS in pediatric patients 6 through 17 years of age should be avoided. In nonclinical studies, administration of a single, clinically relevant adult oral dose of linaclotide caused deaths due to dehydration in young juvenile mice. The safety and efficacy of LINZESS in pediatric patients under 18 years of age have not been established. In adults with IBS-C or CIC treated with LINZESS, the most commonly reported adverse event was diarrhea.

Ironwood and Actavis plc are co-promoting LINZESS in the United States. Linaclotide is marketed by Almirall, S.A. for the treatment of adults with moderate to severe IBS-C in Europe under the brand name CONSTELLA®. Ironwood also has partnered with Astellas Pharma Inc. for development and commercialization of linaclotide in Japan and with AstraZeneca AB for development and commercialization in China.

About CONSTELLA (linaclotide)

Linaclotide is a guanylate cyclase-C receptor agonist (GCCA) with visceral analgesic and secretory activities. Linaclotide is a 14-amino acid synthetic peptide structurally related to the endogenous guanylin peptide family. Both linaclotide and its active metabolite bind to the guanylate cyclase-C receptor, on the luminal surface of the intestinal epithelium. Through its action at GC-C, linaclotide has been shown to reduce visceral pain and increase GI transit in animal models and increase colonic transit in humans. Activation of GC-C results in an increase in concentrations of cyclic guanosine monophosphate (cGMP), both extracellularly and intracellularly. Extracellular cGMP decreases pain-fiber activity, resulting in reduced visceral pain in animal models. Intracellular cGMP causes secretion of chloride and bicarbonate into the intestinal lumen, through activation of the cystic fibrosis transmembrane conductance regulator (CFTR), which results in increased intestinal fluid and accelerated transit.

Linaclotide was discovered by scientists at Ironwood and is marketed by Almirall, S.A. for the treatment of adults with moderate to severe IBS-C in Europe under the brand name CONSTELLA, through a license agreement between the two companies.

About Ironwood Pharmaceuticals

Ironwood Pharmaceuticals (NASDAQ: IRWD) is focused on creating medicines that make a difference for patients, building value to earn the continued support of our fellow shareholders, and empowering our team to passionately pursue excellence. We discovered, developed and are commercializing linaclotide, which is approved in the United States and a number of other countries. Our pipeline priorities include exploring further opportunities for linaclotide, as well as leveraging our therapeutic expertise in gastrointestinal disorders and our pharmacologic expertise in guanylate cyclases to address patient needs across the upper and lower gastrointestinal tract. Ironwood was founded in 1998 and is headquartered in Cambridge, Mass. Connect with us at www.ironwoodpharma.com or on Twitter at www.twitter.com/ironwoodpharma; information that may be important to investors will be routinely posted in both these locations.

LINZESS® and CONSTELLA® are trademarks owned by Ironwood Pharmaceuticals, Inc. Any other trademarks referred to in this press release are the property of their respective owners. All rights reserved.

Important Safety Information

WARNING: PEDIATRIC RISK

LINZESS is contraindicated in pediatric patients under 6 years of age. In nonclinical studies, administration of a single, clinically relevant adult oral dose of linaclotide caused deaths due to dehydration in young juvenile mice. Use of LINZESS should be avoided in pediatric patients 6 through 17 years of age. The safety and efficacy of LINZESS has not been established in pediatric patients under 18 years of age.

Contraindications

•                  LINZESS is contraindicated in pediatric patients under 6 years of age.

•                  LINZESS is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction.

Warnings and Precautions

Pediatric Risk

•                  LINZESS is contraindicated in children under 6 years of age. The safety and effectiveness of LINZESS in pediatric patients under 18 years of age have not been established. In neonatal mice, increased fluid secretion as a consequence of GC-C agonism resulted in mortality within the first 24 hours due to dehydration. Due to increased intestinal expression of GC-C, children under 6 years of age may be more likely than older children and adults to develop significant diarrhea and its potentially serious consequences.

•                  Use of LINZESS should be avoided in pediatric patients 6 through 17 years of age. Although there were no deaths in older juvenile mice, given the deaths in young juvenile mice and the lack of clinical safety and efficacy data in pediatric patients, use of LINZESS should be avoided in pediatric patients 6 through 17 years of age.

Diarrhea

•                  Diarrhea was the most common adverse reaction of LINZESS-treated patients in the pooled IBS-C and CIC double-blind placebo-controlled trials. Severe diarrhea was reported in 2% of LINZESS-treated patients. The incidence of diarrhea was similar in the IBS-C and CIC populations.

•                  Patients should be instructed to stop LINZESS if severe diarrhea occurs and to contact their healthcare provider. The healthcare provider should consider dose suspension and rehydration.

Adverse Reactions

•                  In IBS-C clinical trials, the most common adverse reactions in LINZESS-treated patients (incidence >2% and greater than placebo) were diarrhea (20% vs 3% placebo), abdominal pain (7% vs 5%), flatulence (4% vs 2%), headache (4% vs 3%), viral gastroenteritis (3% vs 1%) and abdominal distension (2% vs 1%).

•                  In CIC clinical trials, the most common adverse reactions in LINZESS-treated patients (incidence >2% and greater than placebo) were diarrhea (16% vs 5% placebo), abdominal pain (7% vs 6%), flatulence (6% vs 5%), upper respiratory tract infection (5% vs 4%), sinusitis (3% vs 2%) and abdominal distension (3% vs 2%).

Please see full Prescribing Information including Boxed Warning:  http://www.frx.com/pi/linzess_pi.pdf

This press release contains forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, including, but not limited to, statements about our development and commercialization plans for linaclotide, our product candidates and the programs in our pipeline, including statements regarding our LINZESS® patient awareness campaign and its impact; the launch and commercialization of linaclotide in additional countries and the timing thereof; market size, growth and opportunity, and potential demand for linaclotide and our product candidates, as well as their potential impact on applicable markets; the potential indications for, and benefits of, linaclotide and our product candidates; the anticipated timing of pre-clinical and clinical developments; the design, timing and results of clinical and pre-clinical trials; the expected period of patent exclusivity; the strength of the intellectual property protection for our product and product candidates; LINZESS profitability and the timing thereof; inventory levels and gross-to-net adjustments and their impact on LINZESS net sales; milestone payments and the timing thereof; and our company’s financial performance and results and guidance related thereto, including our projected 2014 operating expenses (including certain research and development expenses and selling, general and administrative expenses), cash flows, cash burn, and marketing and sales expense for LINZESS. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include, but are not limited to, those related to pre-clinical and clinical development, manufacturing, and formulation development; decisions made by regulatory authorities; decisions made by the U.S. Patent and Trademark Office and its foreign counterparts; intellectual property rights of competitors or potential competitors; efficacy, safety and tolerability of linaclotide and our product candidates; competition in disease states; the commercial potential of linaclotide and our product candidates; the risk that we may never get sufficient patent protection for linaclotide and our product candidates; the risk that our planned investments do not have the anticipated effect on our company revenues, linaclotide or our product candidates; the risk that we are unable to manage our operating expenses over the year due to foreseeable or unforeseeable events or occurrences; the risk that we and our partner, Actavis plc, are unable to commercialize LINZESS within the guided range of expenses; and the risks presented by future business decisions made by us, our partners and our competitors or potential competitors. Applicable risks also include those that are listed under the heading “Risk Factors” and elsewhere in Ironwood’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, in addition to the risk factors that are listed from time to time in Ironwood’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and any other subsequent SEC filings. Ironwood undertakes no obligation to update these forward-looking statements to reflect events or circumstances occurring after this press release. Except as otherwise noted, these forward-looking statements speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

SOURCE: Ironwood Pharmaceuticals, Inc.

Media Relations	Investor Relations
Trista Morrison, 617-374-5095	Meredith Kaya, 617-374-5082
Director, Corporate Communications tmorrison@ironwoodpharma.com	Director, Investor Relations mkaya@ironwoodpharma.com

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	September 30, 2014	December 31, 2013
Assets
Cash, cash equivalents and available-for-sale securities	$264,961	$197,602
Accounts receivable, net	14,686	3,213
Inventory	13,045	22,145
Prepaid expenses and other current assets	11,389	6,168
Total current assets	304,081	229,128
Property and equipment, net	30,415	37,376
Other assets	11,672	12,458
Total assets	$346,168	$278,962
Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$35,042	$32,037
Current portion of capital lease obligations	1,128	1,139
Current portion of deferred rent	3,466	2,790
Current portion of deferred revenue	5,074	5,074
Current portion of long-term debt	9,347	—
Total current liabilities	54,057	41,040
Capital lease obligations	2,868	3,134
Deferred rent	8,091	8,822
Deferred revenue	7,610	11,416
Notes payable	165,392	174,672
Other liabilities	—	1,653
Total stockholders’ equity	108,150	38,225
Total liabilities and stockholders’ equity	$346,168	$278,962

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Collaborative Arrangements Revenue	$16,918	$4,932	$38,363	$17,850
Cost and expenses:
Cost of revenue	—	2,021	12,442	6,670
Research and development (1)	25,122	23,016	74,408	79,862
Selling, general and administrative (1)	28,535	30,264	87,758	94,508
Collaboration expense	—	6,182	—	42,074
Total cost and expenses	53,657	61,483	174,608	223,114
Loss from operations	(36,739)	(56,551)	(136,245)	(205,264)
Other expense	(5,249)	(5,224)	(15,726)	(15,562)
Net loss	$(41,988)	$(61,775)	$(151,971)	$(220,826)

Net loss per share–basic and diluted	$(0.30)	$(0.51)	$(1.12)	$(1.93)
Weighted average number of common shares used in net loss per share –basic and diluted	139,234	120,769	135,799	114,141

(1) Non-cash compensation expenses reflected in the condensed consolidated statements of operations are as follows:

Research and development	$2,151	$2,349	$7,112	$7,274
Selling, general and administrative	$3,385	$2,850	$10,510	$8,017

LINZESS U.S. Collaboration Revenue/Expense Calculation(1)

(in thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
LINZESS U.S. net sales	$79,670	$34,444	$203,228	$67,709
Commercial costs and expenses(2)	69,024	63,276	208,364	201,945
Net profit (loss) on sales of LINZESS	$10,646	$(28,832)	$(5,136)	$(134,236)

Ironwood’s share of net profit (loss)	$5,323	$(14,416)	$(2,568)	$(67,118)
Ironwood’s selling, general and administrative expenses(3)	$8,187	$8,234	$23,992	$25,044
Profit share adjustment(4)	$—	$—	$2,311	$—
Ironwood’s collaborative arrangement revenue (expense)	$13,510	$(6,182)	$23,735	$(42,074)

(1)  Ironwood collaborates with Actavis on the development and commercialization of linaclotide in North America. Under the terms of the collaboration agreement, Ironwood receives 50% of the net profits and bears 50% of the net losses from the commercial sale of LINZESS in the U.S. The purpose of this table is to present calculations of Ironwood’s share of net profit (loss) generated from the sales of LINZESS in the U.S. and Ironwood’s collaboration revenue/expense; however, the table does not present the research and development expenses related to LINZESS in the U.S. that are shared equally between the parties under the collaboration agreement.

(2)  Includes cost of goods sold incurred by Actavis as well as selling, general and administrative expenses incurred by Actavis and Ironwood that are attributable to the cost-sharing arrangement between the parties.

(3)  Includes Ironwood’s selling, general and administrative expenses attributable to the cost-sharing arrangement with Actavis.

(4) Ironwood or Actavis may incur additional expenses related to certain contractual obligations, resulting in an adjustment to the company’s share of the net profits as stipulated by the collaboration agreement.